APPENDIX B

CUSTODY AGREEMENT

The following open-end management investment companies ("Funds") are hereby made parties to the Custody Agreement dated November 28, 2006, with UMB Bank, n.a. ("Custodian") and CONESTOGA FUNDS, and agree to be bound by all the terms and conditions contained in said Agreement:

Conestoga Small Cap Fund

National Penn Institutional Advisors LargeCap   Fund

Conestoga Mid Cap Fund Investors Class

Conestoga Mid Cap Fund Institutional Class

CONESTOGA FUNDS
Attest:	By:
Name: Duane D’Orazio
Title: Managing Partner
Date: February 9th, 2012

UMB BANK, N.A.
Attest:	By:
Name: Bonnie L. Johnson
Title: Vice President
Date: February 13, 2012